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Exhibit 23.1

Independent Auditors' Report and Consent

The Board of Directors
TransMontaigne Inc.:

The audits referred to in our report dated September 23, 2003, except as to notes 1(c) and 1(j) of the notes to the consolidated financial statements which are as of February 16, 2004, included the related financial statement schedule included herein as Exhibit 99.1 for each of the years in the three-year period ended June 30, 2003, included in this Form 10-K/A. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statement (No. 333-23691) on Form S-3 and the registration statements (Nos. 333-04405, 333-15055, 333-34579 and 333-71724) on Form S-8 of TransMontaigne Inc. of our report dated September 23, 2003, except as to notes 1(c) and 1(j) of the notes to the consolidated financial statements which are as of February 16, 2004, relating to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, preferred stock and common stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003 annual report on Form 10-K/A of TransMontaigne Inc. Our report refers to a change in the method of accounting for inventories—discretionary volumes and a restatement of the consolidated statement of operations in 2003.

Denver, Colorado
February 17, 2004

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  Exhibit 23.1